Exhibit 10.11

NORTH PARK INDUSTRIAL CENTER

BUSINESS PARK LEASE

1.              BASIC LEASE TERMS.

a.              DATE OF LEASE EXECUTION:     May 21.2013

b.              TENANT: nLIGHT Photonics Corp; a Delaware Corporation
Trade Name:    nLIGHT Corp
Address (Leased Premises):5408 NE 886 Street, Vancouver, WA
Building/Unit:  Bldg D- 1 Suite D- 406
Address (For Notices): 5408 NE 88th Street, Bldg E. Vancouver, WA 98665

c.               LANDLORD: Aspen Hinton, LLC
Address (For Notices): c/o Hinton Development 14010-A NE 3rd Court, Suite 106, Vancouver, WA 98665

d.              TENANTS USE OF PREMISES: Manufacturing, warehousing and shipping of laser related products

e.               PREMISES AREA: Approximately    26,350  Square Feet (Bays 1, 2 & 3 Suite D-406).

f.                FINISHED AREA WITHIN SHELL: Approximately 7,205 Square Feet of standard office build-out in (2) levels 4,235 sqft on ground level and 2,970 sqft on upper level.

g.               PROJECT AREA: Approximately  69,700    Square Feet consisting of (1) building

BUILDING AREA: Approximately 69,700 Square Feet (BLDG “D-1”)

h.              AGREED UPON PREMISES PERCENT OF PROJECT:  37.80%

AGREED PERCENT OF BUILDING  37.80%

i.                  INITIAL TERM OF LEASE: Commencement Date: Initial Term Commencement Date shall be:  May 21, 2013 Expiration Date: July 31, 2018 Sixty Three (63) Months.

j.                 INITIAL TERM BASE MONTHLY RENT SCHEDULE & EXPENSES: Tenant shall pay the following Base Rent as scheduled plus the Estimated Monthly Expenses.

Mths	Year	Effective Dates	Mthly Shell Rent Rate Per Sqft 9,350 (Bay 1 sqft)	Bay Rent Schedule 17,000 (Bays 2 & 3 Sqft)	Mthly Office Surcharge per Sqft 7,205 (Office sqft)	Total Mthly Base Rent	Annual Increases	Estimated Mthly NNN Expenses $0.145	Total Mthly Rent Payment
1	1	May 21, 2013 thru May 31, 2013	$0.420	Bay 1	$0.60	$2,927.42	0.00%	$481.07	$3,408.49
8	1	June 1, 2013 thru Jan 31, 2014	$0.420	Bay 1	$0.60	$8,250.00	0.00%	$1,355.75	$9,605.75
3	1	Feb 1, 2014 thru April 30, 2014	$0.420	Bays 2 & 3	$0.60	$7,140.00	0.00%	$3,820.75	$10,960.75
12	2	May 1, 2014 thru April 30, 2015	$0.426	Bays 1, 2 & 3	$0.61	$15,620.85	1.50%	$3,820.75	$19,441.60
12	3	May 1, 2015 thru April 30, 2016	$0.433	Bays 1, 2 & 3	$0.62	$15,855.16	1.50%	$3,820.75	$19,675.91
12	4	May 1, 2016 thru April 30, 2017	$0.439	Bays 1, 2 & 3	$0.63	$16,092.99	1.50%	$3,820.75	$19,913.74
12	5	May 1, 2017 thru April 30, 2018	$0,446	Bays 1, 2 & 3	$0.64	$16,334.39	1.50%	$3,820.75	$20,155.14
3	6	May 1, 2018 thru July 31, 2018	$0.45	Bays 1, 2 & 3	$0.65	$16,579.40	1.50%	$3,820.75	$20,400.15
63

k.              PREPAID RENT: $ 2,927.42 (May 2013 Rent) + $ $481.07 (May 2013 initial estimate of Mthly Expenses) = $3,408.49 (May 2013 is prorated).

l.                  ABATED RENT PERIOD: Rent for Bay I is abated for the months of February, March and April of 2014; however, Tenant shall pay the Estimated Monthly Expenses for such months on the 1st day of such months. Rent and NNN for Bays 2 & 3 is abated for the period of May 13, 2013 through Jan. 31, 2014.

m.          SECURITY DEPOSIT: $20,400.15.

n.              PARKING SPACES: Tenant is granted a maximum number of (29) parking spaces (designated by Landlord) — (See attached Parking Map)) during normal business hours). Such 29 parking spaces shall include (2) handi-cap parking spaces said handi-cap parking spaces are located along the store front of the Premises.

o.              BROKER(S): The Parties have represented themselves principle-to-principle.

p.              GUARANTOR: nLIGHT Photonics Corporation

2.              PREMISES.  Landlord leases to Tenant the Premises described in Section 1 and in Exhibit A and A-1 (the “Premises”), located in the Project described on Exhibit B (the “Project”).  Such Premises does not include any racking or other personal property that may be depicted on Exhibit A-1.  By taking occupancy of the Premises, Tenant acknowledges that it has examined the Premises and accepts the Premises in their then AS-IS present condition, subject only to any work which Landlord has herein agreed to perform prior to commencement which Landlord and Tenant identify in writing (if any), prior to occupancy, as not completed.  Tenant acknowledges that the Premises and Project square footages set forth in Section 1 above are approximate only, but Tenant agrees that such approximations are agreed square footages that may not be contested; this Lease shall not be terminable nor shall any Rent be reduced or refunded based upon any subsequent remeasurement or recalculation of any such square footage.  Tenant understands that the Landlord is in the process of improving the vacant space in Bldg “D-1” as such Tenant shall cooperate with Landlord in the event Landlord desires to paint, construct a demising wall or improve the adjacent bays to the Premises.  Such cooperation maybe to have Tenant relocate temporarily Tenant’s inventory in an adjacent bay located in Bldg “B”.

3.              TERM.  The term of this Lease is for the period set forth in Section 1, commencing on the Commencement Date in Section 1.  If Landlord, for any reason, cannot deliver possession of the Premises to Tenant upon the scheduled Commencement Date set forth in Section 1, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting from such delay.  In that event, however, Landlord shall deliver possession of the Premises as soon as practicable and the Commencement Date shall be the date of such delivery with the term of the Lease remaining unchanged, and all other terms and conditions of this Lease remaining in full force and effect.  However, if Landlord is delayed in delivering possession to Tenant for any reason attributable to Tenant, this Lease (including the obligation to pay all rents) shall commence on the scheduled Commencement Date set forth in Section 1 above.  If Landlord, for any reason not attributable to Tenant, is unable to deliver possession of the Premises within one hundred eighty (180) days following the scheduled Commencement Date, either party may terminate this Lease by written notice given within ten (10) days following expiration of such period.  Notwithstanding the foregoing, if there is a Work Letter attached to this Lease, the provisions of such Work Letter regarding delivery of possession and the determination of the Commencement Date shall supersede the foregoing provisions.

4.              RENT.

a.              Base Monthly Rent.  Tenant shall pay to Landlord base monthly rent in the amount in Section 1 which shall be payable monthly in advance on the first day of each and every calendar month (“Base Monthly Rent”); provided, however, the Base Monthly Rent for the first month of the term is due upon execution of this Lease by Tenant.  All charges and sums due from Tenant to Landlord hereunder shall be deemed rent.

b.              Expenses.  Beginning on the date Tenant takes possession of the Premises, Tenant shall pay to Landlord Tenant’s share of Expenses related to the Project.  Tenant’s share of Expenses shall be the “Agreed upon Premises Percent of Project” multiplied by total Expenses; provided, however, that no materially different additional categories of Expenses not listed in this Section (1) may result in an allocation of such Expense without Tenant’s prior written consent.

(1)         Expense Defined.  The term “Expenses” shall mean all costs and expenses reasonably incurred by Landlord with respect to the ownership, management, operation, maintenance, repair or replacement, and insurance of the Project, including without limitation, the following costs:

(a)         All supplies, materials, labor, equipment, and utilities used in or related to the operation and maintenance of the Project;

(b)         All management, janitorial, legal, accounting, insurance (casualty, liability, loss of rents, and/or other coverages, all as elected by Landlord), and service agreement costs related to the Project;

(c)          All maintenance and repair costs relating to the areas within or around the Project, including, without limitation, air conditioning systems, sidewalks, landscaping, service areas, driveways, parking areas (including resurfacing and restriping parking areas), walkways, building exteriors (including painting), signs (not including Tenant’s specific pylon signage nor building signage) and directories, repairing and replacing roofs, walls, etc.  These costs may be included either based on actual expenditures or based on establishment of reasonable reserves.

(d)         Amortization (along with reasonable financing charges) of the cost of replacements, capital improvements made to the Project, and all other capital expenditures.  Reserves may be collected and retained for identified capital items.  If $10,000 or more of any capital cost is not covered by a previously collected reserve, the amount not covered shall be amortized over the actual useful life of the capital item as estimated by Landlord.  If any capital expenditure is less than $10,000 (or is covered by a previously collected reserve but for $10,000 or less), the expenditure (or the portion not covered by a reserve) shall not be amortized but rather shall be fully included in Expenses in the year incurred.

(e)          All Real Property Taxes, which shall mean and include all taxes, assessments (general and special) and other impositions or charges which may be taxed, charged, levied, assessed or imposed upon all or any portion of or in relation to the Project or any portion thereof, any leasehold estate in the Premises or measured by rent from the Premises, including any increase caused by the transfer, sale or encumbrance of the Project or any portion thereof.  “Real Property Taxes” shall also include any form of assessment, levy, penalty, license fee, franchise tax, or other charge or tax (other than estate, inheritance, or net income taxes) imposed by any authority having a direct or indirect power to tax or charge, including, without limitation, any city, county, state, federal or any improvement or other district, whether such tax is (I) determined by the area of the Project or the rent or other sums payable under this Lease; (2) in lieu of or as a direct substitute in whole or in part of or in addition to any real property taxes on the Project; (3) based on any parking spaces or parking facilities provided in the Project; or (4) in consideration for services, such as police protection, fire protection, street, sidewalk and roadway maintenance, refuse removal or other services that may be provided by any governmental or quasi-governmental agency from time to time.  “Real Property Taxes” shall also include all assessments under recorded covenants or master plans and/or by owner’s associations.

Notwithstanding anything to the contrary contained in this Lease, the following items shall be excluded (or as applicable or deducted) by Landlord in determining or calculating Expenses: (a) the cost of repairs or other work occasioned by fire, windstorm or other force majore casualty or loss, or by the exercise of eminent domain; book depreciation (excluding costs and expenses associated with normal physical wear & tear); (excessive over head or profit paid to the Landlord or subsidiaries or affiliates or Landlord for services to the Building if and to the extent the cost therefore is substantially exceeds customary competitive costs of such services in comparable projects or buildings located within the Clark County, WA area; (d) payments of principal, interest or other payments of any kind on deeds to secure debt, mortgages, ground or underlying lease(s), or other hypothecations for security of all or any part of the Project or Building by Landlord; (e) any compensation paid to clerks, attendants or other persons or entities in any commercial concessions (excluding and not to be construed as any professional goods or services required to operate the Project) operated by Landlord; (1) all items and services and goods for which Tenant separately reimburses Landlord; (g) estate, inheritance, gift, transfer and net income taxes of Landlord ( but in no event shall this subparagraph exclude in any manner whatsoever rent taxes, any franchise tax, any gross income tax, or any tax or assessment in lieu of and in substitution for real estate taxes); (h) all other items for which Tenant or any other party otherwise reimburses Landlord so that no duplication of payments by Tenant or to Landlord shall occur; (i) any fines or penalties incurred due to adjudicated violations of Landlord of any law or due to late payment of Landlord of Real Property Taxes where such late payment is not caused by delinquency or other act of Tenant; (j) expenses for the replacement of item covered under warranty to the extent of proceeds or proceeds or payments actually received by Landlord under such warranty; and (k) costs to to be reimbursed to the Tenant pursuant to the Work Letter.

(2)         Estimate and Payment of Expenses.  When Tenant takes possession of the Premises and prior to each subsequent calendar year, Landlord shall estimate the amount of Tenant’s percentage of Expenses for the applicable calendar year.  Tenant shall pay to Landlord, as additional rent, such estimated share of Expenses in equal monthly installments through such year on the first day of each month.  As soon as practical following each calendar year, Landlord shall prepare an accounting of actual Expenses incurred during the prior calendar year and such accounting shall reflect Tenant’s share of Expenses.  Landlord shall deliver written notice of such accounting to Tenant (the “Accounting Notice”).  If the additional rent paid by Tenant under this Section 4.c during the preceding calendar year was less than the actual amount of Tenant’s share of Expenses, the Accounting Notice shall so state and Tenant shall pay such amount to Landlord within 30 days of receipt of the Accounting Notice.  Such amount shall be deemed to have accrued during the prior calendar year and shall be due and payable from Tenant even though the term of this Lease has expired or this Lease has been terminated prior to Tenant’s receipt of this notice.  If Tenant’s payments were greater than the actual amount of Tenant’s share of Expenses, then such overpayment shall be credited by Landlord to all present rent next due under this Section 4.c.  Tenant shall have thirty (30) days from receipt of the Accounting Notice to give written notice of intent to audit the Expenses or Tenant’s share of Expenses for the calendar year covered by the Accounting Notice; failure to give written notice of audit to Landlord within such thirty (30) day period shall constitute conclusive agreement by Tenant of the treatment of Expenses for the calendar year covered by the Accounting Notice and final determination of Tenant’s share of the Expenses covered by the Accounting Notice.  In the event Tenant disagrees with the Accounting Notice, the sole remedy of Tenant shall be to provide notice of an audit within such thirty (30) day period and to receive the amount, if any, determined by the following provision.  In the event Tenant timely gives notice of an audit, Tenant shall undertake and complete such audit within sixty (60) days following receipt by Tenant of the Accounting Notice.  The audit must be conducted by Tenant and a CPA firm approved by Landlord who has not otherwise been employed by Tenant and who shall be compensated by Tenant and strictly on an hourly basis.  Tenant shall keep the fact of the audit, information reviewed in the audit, and the results of the audit confidential and shall deliver to Landlord, prior to commencement of the audit, a separate confidentiality agreement executed by Tenant and by the CPA.  The results of the audit shall be reduced to writing and shall be delivered to Landlord for review and approval.  If such audit shows a net overpayment, and if Landlord does not seek a judicial decision regarding the same, then any net overpayment shall be treated as an overpayment of estimated Expenses as set forth above; in the event the audit reveals any net underpayment by Tenant of Expenses with respect to the year covered by the Accounting Notice, then the net underpayment shall be paid in the same manner as provided above with respect to underpayments of estimated Expenses.  Notwithstanding the foregoing, Tenant shall have no right to give notice of an audit nor to complete any audit in progress in the event Tenant is in default under Section 19 below.

d.              Rent Without Offset and Late Charge.  All rent shall be paid by Tenant to Landlord monthly in advance on the first day of every calendar month, at the address shown in Section I, or such other place as Landlord may designate in writing from time to time.  All rent shall be paid without prior demand or notice and without any deduction or offset whatsoever.  All rent due for any partial month shall be prorated.  Tenant acknowledges that late payment by Tenant to Landlord of any rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain.  Such costs include, without limitation, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Premises.  Therefore, if any rent or other sum due from Tenant is not received within ten (10) days of the date when first due, Tenant shall pay to Landlord an additional sum equal to Ten Percent (10%) of such overdue payment.  Landlord and Tenant hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any such late payment and that the late charge is in addition to any and all remedies available to the Landlord and that the assessment and/or collection of the late charge shall not be deemed a waiver of any default.  Additionally, all such delinquent rent or other sums, plus this late charge, shall bear interest at the prime rate as published from time to time in the Wall Street Journal, plus 2%, on a fully floating basis (herein the “Default Rate”), from the date first due until the date paid in full.  Any payments of any kind returned for insufficient funds will be subject to an additional handling charge of $25.00, and thereafter, Landlord may require Tenant to pay all future payments of rent or other sums due by money order or cashier’s check.

5.                                      PREPAID RENT.  Upon the execution of this Lease, Tenant shall pay to Landlord the prepaid rent set forth in Section 1, and if Tenant is not in default of any provisions of this Lease, such prepaid rent shall be applied toward the Base Monthly Rent due for the first month of the term.  Upon a default by Tenant prior to such application, Landlord shall have the right, without waiver of the default or prejudice to other remedies, to use the prepaid rent or any of it to cure the default or to compensate Landlord for all or any damages resulting from the default.  Landlord’s obligations with respect to the prepaid rent are those of a debtor and not of a trustee, and Landlord can commingle the prepaid rent with Landlord’s general funds.  Landlord shall not be required to pay Tenant interest on the prepaid rent.  Landlord shall be entitled to immediately endorse and cash Tenant’s prepaid rent; however, such endorsement and cashing shall not constitute Landlord’s acceptance of this Lease.  In the event Landlord does not accept this Lease, Landlord shall return said prepaid rent.

6.                                      DEPOSIT.  Upon execution of this lease, tenant shall deposit the security deposit set forth in section 1 with Landlord as security for the performance by tenant of the provisions of this lease.  Upon a default by tenant, Landlord shall have the right, without waiver of the default or prejudice to other remedies, to use the security deposit or any portion of it to cure the default or to compensate Landlord for any damages resulting from tenant’s default.  Upon demand, tenant shall immediately pay to Landlord a sum equal to the portion of the security deposit expended or applied by Landlord to maintain the security deposit in the amount initially deposited with Landlord.  In no event will tenant have the right to direct the application of any part of the security deposit to any rent or other sums due under this lease.  If tenant is not in default at the expiration or termination of this lease, Landlord shall return the entire security deposit to tenant, except for the portion designated in Section I, if any, which Landlord shall retain as a nonrefundable cleaning fee.  Landlord’s obligations with respect to the deposit are those of a debtor and not of a trustee, and Landlord can commingle the security deposit with Landlord’s general funds.  Landlord shall not be required to pay tenant interest on the deposit.  Landlord shall be entitled to immediately endorse and cash tenant’s security deposit; however, such endorsement and cashing shall not constitute Landlord’s acceptance of this lease.  In the event Landlord does not accept this lease, Landlord shall return said security deposit.  if Landlord sells its interest in the Premises during the term hereof and deposits with or credits to the purchaser the unapplied portion of the security deposit, thereupon Landlord shall be discharged from any further liability or responsibility with respect to the security deposit.

7.                                      USE OF PREMISES AND PROJECT FACILITIES.  Tenant shall use the Premises solely for the purpose set forth in section 1 and for no other purpose without obtaining the prior written consent of Landlord which consent shall not be unreasonably withheld, delayed, or conditioned.  Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or with respect to the suitability of the Premises or the Project for the conduct of tenant’s business; further, Landlord has not agreed to undertake any modification, alteration or improvement to the Premises or the Project, except as provided in writing in this lease.  Tenant acknowledges that Landlord may from time to time, at its sole discretion, make such modification, alterations, deletions, or improvements to the Project that do not materially interfere with Tenant’s use or enjoyment of the Premises as Landlord may deem necessary or desirable, without compensation or notice to tenant.  tenant shall promptly and at all times comply with all federal, state and local statutes, laws, ordinances, orders, and regulations affecting the Premises and the Project (herein “laws”), as well as all master plans, restrictive covenants, and also any rules and regulations that Landlord may adopt from time to time.  tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything in the Premises that will in any way increase the premiums paid by Landlord on its insurance related to the Project or which will in any way increase the premiums for fire or casualty insurance carried by other tenants in the Project.  Tenant will not perform any act or carry on any practices that may injure the Premises or the Project; that may be a nuisance or menace to other tenants in the Project; or that shall in any way interfere with the quiet enjoyment of such other tenants.  Tenant shall not use the Premises for sleeping, washing clothes, cooking or the preparation, manufacture or mixing of anything that might emit any objectionable odor, noises, vibrations or lights onto such other tenants.  If sound insulation is required to muffle noise produced by tenant on the Premises, tenant at its own cost shall provide all necessary insulation.  Tenant shall not do anything on the Premises which will overload any existing parking or service to the Premises.  Pets and/or animals of any type shall not be kept on the Premises.

8.                                      SIGNAGE.  All signage shall comply with all laws and all rules and regulations set forth by Landlord as may be modified from time to time.  Landlord shall approve all signage to be placed on the exterior of the building..  Tenant shall place no window covering (e.g., shades, blinds, curtains, drapes, screens, or tinting materials), stickers, signs, lettering, banners or advertising or display material on or near exterior windows or doom if such materials are visible from the exterior of the Premises, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.  Any material violating this provision may be removed by Landlord without compensation to tenant and at the expense of tenant.

9.                                      PERSONAL PROPERTY

a.              TAXES.  Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operations as well as upon all trade fixtures, leasehold improvements, merchandise and other personal property in or about the Premises.

b.              FINANCING.  Tenant shall have the right to bring into the Premises personal property which is leased from and/or financed by one or more third parties. Landlord shall execute a document prepared by

Landlord and reasonably acceptable to Landlord allowing entry by such third parties for purposes consistent with their rights and containing provisions to protect Landlord from liability related to any such entry.

10.                               PARKING.  Landlord grants to tenant and tenant’s customers, suppliers, employees and invitees, an exclusive license to use the designated parking areas in the Project for the parking of motor vehicles during the term of this lease.  At no time shall tenant and its agents and visitors use more than the maximum number of parking spaces shown in section 1 above.

11.                               UTILITIES.  Tenant shall pay for all water, gas, heat, light, power, sewer, electricity, telephone and/or other service metered, chargeable or provided to the Premises.  Landlord reserves the right (i) to install separate meters for any such utility and to charge Tenant for the cost of such installation, or (ii) to pay the costs of such utilities and to treat the same as an “Expense” (subject to a right of Landlord to elect to require Tenant to pay its actual portion of such Expense in lieu of its percentage share).  In no event shall Landlord have any liability for, nor shall this Lease be terminable or Rent hereunder be abated by reason of, any interruption of utilities.

12.                               MAINTENANCE.  Landlord shall maintain, in good condition, the structural parts of the Premises, which shall include only the foundations, bearing and exterior walls (excluding glass), subflooring and roof (excluding skylights), the unexposed electrical, plumbing and sewerage systems, including without limitation, those portions of the systems lying outside the Premises, exterior doors (excluding glass), window frames, gutters and downspouts on the Building and the normal and customary heating, ventilating and air conditioning system servicing the Premises; provided, however, (a) the cost of all such maintenance shall be considered “Expenses” for purposes of Section 4.c, and (b) the cost of any work required due to damage caused by Tenant or its agents shall be paid by Tenant.  Except as provided above, Tenant shall maintain and repair the Premises in good condition, ordinary wear and tear excepted, including, without limitation, maintaining and repairing all interior walls, floors, ceiling, interior doors, exterior and interior windows and fixtures as well as damage caused by Tenant, its agents, employees or invitees.  Further, Tenant shall make such alterations and improvements to the Premises as are required from time to time to cause the same to comply with Laws, to the extent attributable to the unique and specific use of the Premises by Tenant, but Tenant shall have no obligation to make improvements or alterations required by Laws of general applicability (such as building codes requiring earthquake reinforcement, compliance with Americans with Disabilities Act, or environmental conditions not created or caused by Tenant; any such work shall be accomplished in compliance with f Section 13 below.  Upon expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord in the same condition as existed at the commencement of the term, except for reasonable wear and tear or damage caused by fire or other casualty for which Landlord has received all funds necessary for restoration of the Premises from insurance proceeds.  In the event, Tenant desires to install an exhaust or HVAC system that is not normal and customary for office or warehouse use i.e. for clean rooms and/or any other form of manufacturing or warehouse purposes, Tenant shall be responsible to maintain such systems and to remove such systems at the termination of the Lease.

13.                               ALTERATIONS.  Tenant shall not make any alterations to the Project; with the exception that Tenant shall have the opportunity however not the obligation to repaint the exterior green and gray painting (stripes, doors, awnings, etc.) on the Project; Tenant permitted to paint stripes blue and/or white, and doors and awnings gray or white .  Tenant shall use the services of WB Painting together with the exact same coatings product(s) recently utilized by WB Painting for such work in order to maintain a consistent warranty of recent exterior painting completed on Building D-l.  Tenant may solicit other proposals from other painting contractors for such work including the utilization of the exact same coatings product(s) recently utilized by WB Painting in order to confirm the competiveness of the pricing of WB Painting, and WB Painting shall match the average price from two other bidders if the average is lower than WB Painting’s pricing,.  Landlord will assist in coordination of said stripe repainting.  Any and all warranty of such contemplated painting shall be assigned to the Landlord.  Tenant shall not make any alterations to the Premises without Landlord’s prior written consent in each instance which consent shall not be unreasonably withheld or delayed but which may be issued subject to reasonable conditions.  If Landlord gives its consent to such alterations, Landlord may post notices in accordance with the laws of the state in which the Premises are located.  Any alterations made shall remain on and be surrendered with the Premises upon expiration or termination of this Lease, except that Landlord may, within 30 days before or 30 days after the expiration or termination of this Lease or the termination of Tenant’s right of possession, elect to require Tenant to remove any alterations which Tenant may have made to the Premises with the exception of painting.  If Landlord so elects, at its own cost Tenant shall restore the Premises to the condition designated by Landlord in its election, before the last day of the term or within 30 days after notice of its election is given, whichever is later.  Any request for Landlord’s consent to alterations shall be made at least thirty (30) days before any work is commenced and shall be accompanied by (i) detailed and costed plans and specifications for all alterations, and (ii) Tenant’s written agreement to provide, upon completion of work, a complete set of as-built plans and specifications.  Landlord may withhold consent, in its sole discretion, or may issue such consent subject to conditions.  All alterations shall be constructed only after obtaining Landlord’s prior written consent and only in conformity with all Laws.  The issuance of Landlord’s consent shall not be a waiver of nor any opinion regarding Tenant’s obligation to comply with all laws.  Should Landlord consent in writing to Tenant’s alteration of the Premises, Tenant shall contract with a contractor approved by Landlord for the construction of such alterations, shall secure all appropriate governmental approvals and permits, and shall complete such alterations with due diligence in compliance with the plans and specifications approved by Landlord.  All such construction shall be performed in a manner which will not interfere with the quiet enjoyment of other tenants of the Project.  Tenant shall pay all costs for construction of alterations and shall keep this Lease, the Premises and the Project free and clear of all liens which may result from work by third parties authorized by Tenant.  If any such lien is filed and not removed within ten (10) days of written notice thereof from Landlord to Tenant, the same shall be an event of default hereunder.  It shall be a further event of default for Tenant to fail to remove such lien within ten (10) days of the filing thereof.

14.                               RELEASE AND INDEMNITY.  As material consideration to Landlord, Tenant agrees that Landlord and Landlord’s owners, officers and agents, and all employees and agents of the foregoing (collectively the “Protected Parties”) shall not be liable to Tenant for any damage to Tenant or Tenant’s property from any act or omission of other tenants of the Project, their agents and invitees, and Tenant waives all claims against Landlord arising from its property from such other tenants, their agents and invitees.  Subject to Sections 15c and 26 below, Tenant shall defend, indemnify and hold Landlord and all other Protected Parties harmless from all claims, losses, damages, causes of action, costs and expenses attributable to use by Tenant or its agents of the Premises and/or the Project or other properties of Landlord.

15.                               INSURANCE.

a.                                      Insurance by Tenant.  Tenant shall, during the Lease Term, procure at its expense and keep in force the following insurance:

(1)                                 Commercial general liability insurance naming the Landlord, Landlord’s Agents and the other Protected Parities as additional insured against any and all claims for bodily injury and property damage occurring in or about the Premises arising out of Tenant’s use and occupancy of the Premises.  Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Two Million Dollars ($2,000,000).  If the Tenant has other locations that it owns or leases, the policy shall include an aggregate limit per location endorsement.  Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto.  In no event shall the limits of such insurance be considered as limiting the liability Tenant under this Lease.

(2)                                 Personal property insurance insuring (if not insured by Landlord’s insurance required in subsection 15.b below) all alterations, leasehold improvements, and fixtures installed by Tenant hereunder and all equipment, trade fixtures, inventory, s and personal property located on or in the Premises for perils covered by the causes of loss — special form (all risk) and in addition, coverage for flood, earthquake and boiler and machinery (if applicable).  Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing.

(3)         Workers’ compensation insurance in accordance with statutory law and employers’ liability insurance with a limit of not less than $500,000.

(2)         Business interruption insurance covering at least 12 months of all charges hereunder.

(4)         Such other insurance as Landlord deems necessary and prudent or required by any of Landlord’s lenders or ground lessors.

The policies required to be maintained by Tenant shall be with companies rated AX or better in the most current issue of Best’s Insurance Reports.  Insurers shall be licensed to do business in the state in which the Premises are located and shall be domiciled in the USA.  Any deductible amounts under any insurance policies required hereunder shall be commercially reasonable to Tenant and no less in amount than the deductibles in effect on the Effective Date.  Certificates of insurance (certified copies of the policies may be required) shall be delivered to Landlord prior to the Commencement Date and annually thereafter at least thirty (30) days prior to the expiration date of the old policy.  Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease.  Each policy of insurance shall require notification to Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.  In the event Tenant does not purchase and keep in force the insurance required by this Lease or provide evidence of the same, Landlord may, but shall not be obligated to, purchase such insurance or some part of it and pay the premium.  Tenant shall repay to Landlord, as additional rent, the amount so paid promptly upon demand.  In addition, Landlord may recover from Tenant and Tenant agrees to pay, as additional rent, any and all reasonable expenses (including attorney’s fees) and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain such insurance.

b.              Landlord Insurance.  Landlord shall obtain and keep in full force and effect during the term a standard fire insurance policy with an extended coverage endorsement insuring the Premises in an amount equal to the full replacement cost of the Premises, the cost of which shall be an Expense for purposes of Section 4.c.

c.                                       Subrogation.  Without limiting the effect of any other waiver of or limitation on the liability of Landlord set forth herein, Landlord and Tenant hereby each waive their respective rights of recovery against the other for any loss of, or damage to, the property of the waiving party, to the extent that such loss or damage is insured by an insurance policy required by this Lease to be in effect at the time of such loss or damage, or, if greater insurance is in effect, then to the extent of such greater insurance.  Each party shall obtain any special endorsements, if required by its insurer, whereby the insurer waives its rights of subrogation against the other party.

16.                               DESTRUCTION.  If the Premises or Project is more than 40% destroyed (based upon replacement cost) by any casualty or rendered inaccessible or unusable by any casualty, or if more than 25% of the Premises is destroyed during the last 12 months of the term of this Lease, Landlord may, in its sole discretion, terminate this Lease by delivery of notice to Tenant within 30 days of such event without compensation to Tenant.  If Landlord does not elect to terminate this Lease, and if, in Landlord’s estimation, the Premises cannot be restored within 180 days following such destruction, the Landlord shall notify Tenant and Tenant may terminate this Lease by delivery of notice to Landlord within 30 days of receipt of Landlord’s notice.  If this Lease is not terminated pursuant to the foregoing provision, then Landlord shall commence to restore the Premises (exclusive of any leasehold improvements or alterations installed by Tenant) in compliance with then existing laws and shall complete such restoration with due diligence.  In such event, this Lease shall remain in full force and effect, but there shall be an abatement of Base Monthly Rent between the date of destruction and the date of completion of restoration, based on the extent to which destruction interferes with Tenant’s use of the Premises; provided, there shall be no abatement to the extent such damage is the result of Tenant’s gross negligence or intentional wrongdoing.  Tenant shall not to be entitled to any damages or compensation from Landlord for loss of use or any inconvenience occasioned by damage or any repair or restoration.

17.                               CONDEMNATION.

a.                                      Definitions.  The following definitions shall apply.  (1) “Condemnation” means (a) the exercise of any governmental power of eminent domain, whether by legal proceedings or otherwise by a Condemnor, and (b) the voluntary sale or transfer by Landlord to any condemnor either under threat of condemnation or while legal proceedings for condemnation are proceeding; (2) “Date of Taking” means the date the condemnor has the right to possession of the property being condemned; (3) “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation; and (4) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having a power of Condemnation.

b.                                      Total or Partial Taking.  If during the term of the Lease there is any taking of all or any Part of the Premises or the Project, the rights and obligations of the parties shall be determined pursuant to this Lease.  If the Premises are totally taken by Condemnation, this Lease shall terminate on the Date of Taking.  If any portion of the Premises is taken by Condemnation, this Lease shall terminate as to the part so taken as of the Date of Taking, but shall in all other respects remain in effect, except that Tenant can elect to terminate this Lease if the remaining portion of the Premises is rendered unsuitable for Tenant’s continued use of the Premises.  If Tenant elects to terminate this Lease, Tenant must exercise its right to terminate by giving notice to Landlord within 30 days after the nature and extent of the Condemnation have been finally determined.  If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than 30 days nor later than 90 days after Tenant has notified Landlord of its election to terminate; except that this Lease shall terminate on the Date of Taking if the Date of Taking falls on a date before the date of termination as designed by Tenant.  If any portion of the Premises is taken by Condemnation and this Lease remains in full force and effect, on the Date of Taking the Base Monthly Rent shall be reduced by an amount in the same ratio as the total number of square feet in the Premises taken bears to the total number of square feet in the Premises immediately before the Date of Taking.

c.                                       Landlord’s Election.  Notwithstanding anything herein to the contrary, if the Project or any portion thereof is taken by Condemnation and the portion taken does not, in Landlord’s sole judgment, feasibly permit the continuation of the operation of the Premises by Landlord, then Landlord shall have the right to terminate this Lease by written notice given within thirty (30) days following the Date of Taking.

d.                                      Award.  The entire award shall be payable to and belong to Landlord.  Tenant shall have no right to participate in the Condemnation proceedings nor to claim all or any portion of the Award; provided this shall not limit Tenant’s right to seek and to receive compensation for relocation expenses or the value of its unattached personal property taken, so long as receipt of such compensation does not decrease the Award otherwise payable to Landlord.

18 (A).           ASSIGNMENT OR SUBLEASE.  Tenant shall not assign or encumber its interest in this Lease or the Premises or sublease all or any part of the Premises or allow any other person or entity (except Tenant’s authorized representatives, employees, invitees, or guests) to occupy or use all or any part of the Premises without first obtaining Landlord’s consent which Landlord may withhold in its sole discretion.  If Tenant is a partnership, corporation, limited liability company, tenancy in common or other group or entity, a withdrawal or change (voluntary, involuntary or by operation of law) of any owner of an interest in Tenant, or the sale or transfer of any such interest, shall be deemed a voluntary assignment.  Further, any dissolution, merger, consolidation or other reorganization of Tenant, or sale or other transfer of all or substantially all of the assets of Tenant shall be deemed a voluntary assignment.  The preceding restriction on transfer of ownership interests shall not apply to sales of stock in corporations the stock of which is traded through an exchange or over the counter.  All rent received by Tenant from its subtenants in excess of the rent payable by Tenant to Landlord under this Lease (allocated on a square footage basis in cases of partial subleasing) shall be paid to Landlord, and any sums to be paid by an assignee to Tenant in consideration of the assignment of this Lease shall be paid to Landlord.  If Tenant requests Landlord to consent to a proposed assignment or subletting, Tenant shall pay to Landlord, whether or not consent is ultimately given, $500 or Landlord’s reasonable attomeys’ fees incurred in connection with such request, whichever is greater.  No interest of Tenant in this Lease shall be assignable by involuntary assignment through operation of law (including without limitation the transfer of this Lease by testacy or intestacy).  Each of the following acts shall be considered an involuntary assignment: (a) If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes proceedings under the Bankruptcy Act in which Tenant is the bankrupt; or if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors; or (b) if a writ of attachment or execution is levied on this Lease; or (c) if in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Premises.  An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.  Any assignment, sublease or encumbrance without the prior written consent of Landlord shall be void, and, at the election of Landlord, shall be a default.  No consent by Landlord to any assignment, sublease or encumbrance shall be a waiver of the requirement to obtain such consent with respect to any other or later assignment, sublease or encumbrance.  Acceptance of rent or other performance by Landlord following an assignment, sublease or encumbrance, whether or not Landlord has knowledge of such assignment, sublease or encumbrance, shall not constitute consent to the same nor a waiver of the requirement to obtain consent to the same.  No assignment, sublease or encumbrance, with or without the prior written consent of Landlord, shall release Tenant from full and primary liability hereunder

18. (B).        SUBLEASING.  Notwithstanding the provisions of Section 18.A above, Landlord will not unreasonably withhold its prior written consent to a sublease (but may impose reasonable conditions) if the following requirements are met :

(i.)               Such prior written consent is properly requested.

(ii.)            Tenant supplies such information regarding the proposed sublease and proposed subtenant as Landlord may request.

(iii.)         Tenant is not in default during the time period from the date consent is requested through the date consent is granted.

(iv.)        Tenant demonstrates that subtenant is capable of performing any and all obligations under the sublease, this Lease, and otherwise regarding the Premises.

(v).           Tenant and the subtenant execute and deliver an agreement prepared by Landlord which will include among others, provisions confirming the continuing obligation of Tenant and confirming that the subtenant will be bound by all provisions of this Lease.

(vi)           The subtenant provides insurance and proof of insurance as required hereunder.

18.(C)              CORPORATE TRANSACTIONS.  Notwithstanding the provisions of Section 18.(A) above, Landlord will not unreasonably withhold, delay or condition its prior written consent to an assignment of Tenant’s interest in this Lease) to an entity directly or indirectly acquiring all or substantially all of the stock or assets of Tenant by purchase, merger, consolidation, reorganization, or otherwise (the “Affiliate Assignee”) if the following requirements are met:

(i.)          The requirements described in Section 18.(B) shall be met (with the term “subtenant” read as “Affiliate Assignee” and the term “sublease” read as “assignment”)(except that references to a lesser interest in the Premises and Project shall not apply).

(ii.)       If the net worth of the acquiring or surviving entity, determined in accordance with GAAP, shall be no less than the net worth of Tenant immediately prior to such transactions.

19.                               DEFAULT.  The occurrence of any of the following shall constitute a default by Tenant:

(a)                                 A failure to pay rent or other charge when due or to pay any payment to a third party when and as required hereunder; provided, however, a failure by Tenant to pay rent or other charge to Landlord or a third party shall not be a default unless and until Landlord shall have given written notice of such failure to Tenant and Tenant shall not have cured such failure within ten days of the date that Landlord’s notice is deemed communicated pursuant to Section 23 of the Lease; provided further, however, Landlord need only give two (2) such written notices of default with respect to payments due in any calendar year, and any subsequent failure to pay rent or other charge due in the same calendar year shall be an event of default if the same is not paid as and when due without the need for any such written notice and opportunity to cure; or

(b)                                 Failure to perform any other provision of this Lease as and when such performance is first due hereunder; provided, however, such failure shall not be a “default” unless Tenant does not cure such failure within twenty (20) days following written notice of such failure from Landlord; and provided further, Landlord shall extend such twenty (20) day period by the number of days reasonably determined by Landlord to be necessary to complete cure if Tenant provides written request for extension within the 20 days accompanied by (x) proof that Tenant has diligently commenced cure within the twenty (20) days, and (y) a schedule of further efforts by Tenant which will result in cure by the earliest date reasonably possible; and provided further, that in an emergency situation where Landlord’s material interests reasonably will be adversely affected by the passage of such twenty (20) day period, then Landlord need give only such notice as is reasonable under the circumstances.

For purposes of this Lease, if Landlord is prevented from giving written notice of such failure by law or court order, a default shall be deemed to have occurred if Tenant fails to perform any obligation hereunder and such failure continues for the applicable cure period above, calculated from the first day of such failure; such notice shall be conclusively deemed given on the first day of such failure.

20.                               LANDLORD’S REMEDIES.

a.                                      Landlord shall have the following remedies if Tenant is in default.  These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law.  Landlord may terminate this Lease and/or Tenant’s right to possession of the Premises at any time.  No act by Landlord other than giving notice to Tenant shall terminate this Lease.  Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of this Lease.  Upon termination of this Lease or of Tenant’s right to possession, Landlord has the right to recover from Tenant: (1) The worth of the unpaid rent that had been earned at the time of such termination; (2) The worth of the amount of the unpaid rent that would have been earned after the date of such termination; and (3) reasonable costs of reletting, including court, attorney and collection costs, “The Worth” as used for Item 200) is to be computed by allowing interest at the Default Rate.  “The Worth” as used for Item 20(2) is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of termination of Tenant’s right of possession.

b.                                      All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent.  If Tenant shall fail to pay any sum of money owed to any party other than Landlord, for which it is liable hereunder, or if Tenant shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving such default or any other right or remedy, but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant.  All sums so paid by Landlord, and all necessary incidental costs, together with interest thereon at the Default Rate from the date of expenditure by Landlord, shall be payable to Landlord on demand.

21,                               ENTRY ON PREMISES.  Landlord and its authorized representatives shall have the right to enter the Premises at all reasonable times (and at any time in case of an emergency) for any of the following purposes: (a) to determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease; (b) to do any necessary maintenance and to make any restoration to the Premises or the Project that Landlord has the right or obligation to perform; (c) to post “for sale” signs at any time during the term, to post “for rent” or “for lease” signs during the last 90 days of the term, or during any period while Tenant is in default; (d) to show the Premises to prospective brokers, agents, buyers, tenants or persons interested in leasing or purchasing the Premises, at any time during the term; or (e) to repair, maintain or improve the Project and to erect scaffolding and protective barricades around and about the Premises and to do any other act or thing necessary for the operation, safety or preservation of the Premises or the Project.  Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance or other damage arising out of Landlord’s entry onto the Premises as provided in this Section 21.  Tenant shall not be entitled to an abatement or reduction of rent if Landlord exercises any rights reserved in this Section 21.  Landlord shall conduct its activities on the Premises as provided herein in a manner that will avoid unreasonable unnecessary disturbance to Tenant.  For each of these purposes, Landlord shall at all times have and retain a key with which to unlock all the doors in, upon and about the Premises, excluding Tenant’s vaults and safes.  Tenants shall not alter any lock or install a new or additional lock or bolt on any door of the Premises without prior written consent of Landlord.  If Landlord gives its consent, Tenant shall furnish Landlord with a key for any such lock.

22.                               SUBORDINATION.  Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Project, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Project, ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security.  In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord, at the option of such successor in interest.  Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord any additional documents evidencing the priority or subordination of this Lease with respect to any such ground lease or underlying leases or the lien of any such mortgage or deed of trust.  Tenant hereby irrevocably appoints Landlord as attorney-in-fact of Tenant to execute, deliver and record any such document in the name and on behalf of Tenant.  Tenant, within ten days from notice from Landlord, shall execute and deliver to Landlord, in recordable form, certificates stating that this Lease is not in default, is unmodified and in full force and effect, or in full force and effect as modified, and stating the modifications.  This certificate should also state the amount of current monthly rent, the dates to which rent has been paid in advance, the amount of any security deposit and prepaid rent, and such other matters as Landlord may request.  Failure to deliver this certificate to Landlord within ten days shall be conclusive upon Tenant that this Lease is in full force and effect and has not been modified except as may be represented by Landlord.  In addition, in connection with any sale or financing involving the Premises, Tenant shall deliver to Landlord, within twenty (20) days of request by Landlord, a current financial statement of Tenant and of each guarantor.

23.                               NOTICE.  Any notice, demand, request, consent, approval or communication desired by either party or required to be given, shall be in writing and either hand delivered or sent by prepaid certified first class mail, addressed as set forth in Section 1.  Either party may change its address by notification to the other party.  Notice shall be deemed to be communicated 48 hours from the time of such mailing, or upon the time of hand delivery as provided in this Section 23.

24.                               WAIVER.  No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver.  No act or conduct of Landlord, including without limitation, acceptance of the keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the term.  Only written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish termination of the Lease.  Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.  Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Lease.

25.                               SURRENDER OF PREMISES; HOLDING OVER.  Upon expiration of the term or the termination of this Lease or of Tenant’s right of possession, Tenant shall surrender to Landlord the Premises and all improvements and alterations (except alterations which this Lease grants to Tenant the right or obligation to remove) in good condition, except for ordinary wear and tear.  Tenant shall remove all personal property including, without limitation, all wallpaper, paneling and other decorative improvements or fixtures and shall perform all restoration made necessary by the removal of any alterations or Tenant’s personal property before the expiration of the term, including for example, restoring all wall surfaces to their condition prior to the commencement of this Lease.  Landlord can elect to retain or dispose of in any manner Tenant’s personal property not removed from the Premises by Tenant prior to the expiration of the term.  Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of Tenant’s personal property.  Tenant shall be liable to Landlord for Landlord’s costs for storage, removal or disposal of Tenant’s personal property.  If Tenant fails to surrender the Premises upon the expiration of the term, or upon the termination of this Lease or of Tenant’s right of possession, (a) Tenant shall be a tenant at sufferance at the base rental rate of 125% of the last rental rate hereunder and otherwise on the terms set forth herein, and (b) Tenant shall defend, indemnify and hold Landlord harmless from all resulting loss or liability, including without limitation, any claim made by any succeeding Tenant founded on or resulting from such failure.

26.                               LIMITATION OF LIABILITY.  In consideration of the benefits accruing hereunder, Tenant agrees that, as between Landlord and Tenant, regarding any claim against Landlord and/or any other Protected Party, including in the event of any actual or alleged failure, breach or default by Landlord under this Lease, and in connection with any other claim or cause of action arising under this Lease or arising out of the Landlord/Tenant relationship, or arising out of the use by Tenant of the Premises, then: (a) the sole and exclusive remedy of Tenant shall be against the interest of Landlord in the Project, and neither Landlord nor any other Protected Party shall have any other liability whatsoever; and (b) if Landlord is a partnership corporation, trust, limited liability company, tenancy in common or other group or entity, no recourse shall be had to any owner of Landlord or other assets of any such owner; provided, however, nothing in this Lease shall preclude Tenant from seeking or obtaining contribution, equitable apportionment or other similar remedy from Landlord or any Protected Party for liabilities (such as environmental liabilities not caused or created by Tenant) imposed by Laws or claimed to be owed initially by Tenant to a third party for which Landlord or such Protected Party otherwise is or would be liable.  The covenants contained in this Section 26 are enforceable both by Landlord and also by any other Protected Party.  Tenant agrees that each of the foregoing provisions shall be applicable to any and all liabilities, claims and causes of action whatsoever, including those based on any provision of this Lease, any implied covenant, and/or any statute or common law principle.  Landlord shall not be deemed to be in default of any obligation with respect to this Lease unless and until Tenant shall have given written notice of a failure by Landlord under this Lease to Landlord and also to any secured lender of the Project and such failure is not cured by Landlord or any such lender within sixty (60) days following the giving of such written notice; provided, however, such 60-day period shall be extended so long as Landlord commences cure of any such failure within such 60-day period and thereafter diligently pursues such cure to completion.  Notwithstanding any other provision hereof, in no event whatsoever shall Landlord be responsible to Tenant for any consequential or incidental damages.

27.                               MISCELLANEOUS PROVISIONS.

a.                                      Time of Essence.  Time is of the essence of each provision of this Lease.

b.                                      Successor.  This Lease shall be binding on and inure to the benefit of the parties and their successors, except as provided in Section 18 herein.

c.                                       Landlord’s Consent.  Any consent required by Landlord under this Lease shall be valid only if granted in writing.

d.                                      Commissions.  Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any mannere.

e.                                       Other Charges.  If Landlord becomes a party to any litigation concerning this Lease, the Premises or the Project, by reason of any act or omission of Tenant or any agent, guest or invitee of Tenant, Tenant shall be liable to Landlord for all attorney’s fees and costs incurred by Landlord in connection with such litigation, to the extent attributable to the actions, omissions or obligations of Tenant hereunder, including those incurred at and in preparation for arbitration, trial, appeal or review; this provision shall also apply to all litigation and other proceedings in bankruptcy court, including litigation or proceedings involving issues unique to bankruptcy law.  In the event of litigation between Tenant and Landlord and/or any other Protected Party, the prevailing party shall be entitled to recover from the losing party all costs and attorney’s fees incurred both at and in preparation for arbitration, trial and any appeal or review; this provision shall also apply to all litigation and proceedings in bankruptcy court, including litigation or proceedings involving issues unique to bankruptcy law.  If Landlord employs a collection agency to recover delinquent charges, Tenant agrees to pay all collection agency and attorneys’ fees charged to Landlord in addition to rent, late charges, interest and other sums payable under this Lease.

f.                                        Landlord’s Successors.  In the event of a sale or conveyance by Landlord of the Project or a portion thereof including the Premises, or of Landlord’s interest in the foregoing, the same shall operate to release Landlord from any liability under this Lease attributable to the actions, omissions or obligations of Tenant hereunder, and in such event Landlord’s successor in interest shall be solely responsible for all obligations of Landlord under this Lease.

g.                                       Interpretation.  This Lease shall be construed and interpreted in accordance with the laws of the state in which the Premises are located.  This Lease constitutes the entire agreement between the parties with respect to the Premises and the Project, except for such guarantees or modifications as may be executed in writing by parties from time to time.  When required by the context of this Lease, the singular shall include the plural, and the masculine shall include the feminine and/or neuter.  “Party” shall mean Landlord or Tenant.  If more than one person or entity constitutes Tenant, the obligations imposed upon Tenant shall be joint and several.  The enforceability, invalidity or illegality of any provision shall not render the other provisions unenforceable, invalid or illegal.

h.                                      Third Parties.  The Protected Parties shall have the right to enforce the provisions of this Lease which reference them.  Except for the foregoing, there are no third parties benefited hereby, this Lease being intended solely for the benefit of Landlord and Tenant.

i.                                          Survival.  The release and indemnity covenants of Tenant, the right of Landlord to enforce its remedies hereunder, the attorney’s fees provisions hereof, the provisions of Section 26 hereof, as well as all provisions of this Lease which contemplate performance after the expiration or termination hereof or the termination of Tenant’s right to possession hereunder, shall survive any such expiration or termination.

j.                                         Indoor Air Quality.  Tenant acknowledges that construction (either initial construction or remodeling) by Landlord in the Premises or elsewhere in the Project, and other operations in the Project, may involve processes or materials which have a temporary adverse effect on indoor air quality; accordingly, Tenant (1) shall follow directives of Landlord and its agents related to ventilation, occupancy of the Premises, and other steps related to indoor air quality, and (2) except as otherwise provided in this Lease, hereby waives any claims related to such effects, including claims for damages, breach of quiet enjoyment, and/or constructive eviction.

k.                                      Security.  Tenant specifically acknowledge that Landlord has no duty to provide security for any portion of the Project, including, without limitation, the Premises or the common areas, and Tenant has assumed sole responsibility and liability for the security of itself, its employees, customers and invitees and their respective property in, on or about the Project.  Notwithstanding anything herein to the contrary, Tenant expressly acknowledges and agrees that to the extent Landlord elects to provide any security, Landlord is not warranting the effectiveness of any such security personnel, services, procedures or equipment and that Tenant is not relying and shall not hereafter rely on any such personnel, services, procedures or equipment.  Landlord shall not be responsible or liable in any manner for failure of any such security personnel, services, procedures or equipment to prevent or control, or to apprehend anyone suspected of, personal injury or property damage in, on or around the Project

l.                                          Zoning Disclaimer.  This Agreement will not allow use of the Project described in this Agreement in violation of applicable land use laws and regulations.  Before signing or accepting this Agreement, the person acquiring lease-hold to the Project should check with the appropriate City or County planning department to verify approved uses.

28.                               HAZARDOUS SUBSTANCES.

a.                                      Storage and Use.  Without the prior written consent of Landlord, Tenant shall not bring onto the Project or into the Premises any Hazardous Substances (as defined below).  Tenant shall request the prior written consent of Landlord before bringing any such Hazardous Substances into the Project, specifying the types and amounts of Hazardous Substances involved.  Landlord shall have the right to withhold its consent, except that Landlord shall not withhold its consent with regard to Hazardous Substances routinely required for the operation of Tenant’s business (as specified herein) in quantities customarily kept on hand in such businesses.  If any such Hazardous Substances are brought onto the Project, the same shall be used and stored by Tenant in compliance with all Laws and in accordance with any conditions imposed by Landlord.

b.                                      Disposal of Waste.  Tenant shall not keep any trash, garbage, waste or other refuse on the Premises except in sanitary containers and shall regularly and frequently remove same from the Premises.  Tenant shall keep all containers or other equipment used for the storage or disposal of such materials in a clean and sanitary condition.  Tenant shall properly dispose of all sanitary sewage and shall not use the sewage system for the disposal of anything except sanitary sewage nor in excess of the amount reasonably contemplated by the uses permitted under this Lease.  Tenant shall keep the sewage disposal system free of all obstructions and in good operating condition.

c.                                       Compliance with Law.  Notwithstanding any other provision in the Lease to the contrary, Tenant shall comply with all Laws in its use of the Premises, and in particular Laws relating to Hazardous Substances.  Tenant shall immediately and entirely clean up any contamination caused by Hazardous Substances brought onto the Project by Tenant.

d.                                      Indemnification.  Tenant shall indemnify, defend and hold harmless Landlord, the other Protected Parties, the Premises, the Project, any ground lessor, and any lender holding a security interest in the Project, from and against all claims, causes of action, losses, damages, costs, response costs and expenses, liabilities, and other expenses caused by, arising out of, or in connection with, the generation, release, handling, storage, discharge, transportation, deposit or disposal in, on under or about the Premises or the Project by Tenant or any of its agents of the following (collectively referred to as “Hazardous Substances”): hazardous materials, hazardous substances, ultrahazardous materials, toxic wastes, toxic substances, pollutants, radioactive materials, petroleum products, underground tanks, oils, pollution, asbestos, PCB’s, materials, or contaminants, as those terms are commonly used or as defined by any present or future federal, state, and/or local law or regulation related to protection of health or the environment, including but not limited to, the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. (6901 et. seq.); the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) (42 U.S.C. (9601, et. seq.); the Toxic Substances Control Act (15 U.S.C. (2601, et. seq.); the Clean Water Act (33

U.S.C. (1251, et. seq.); the Clean Air Act (42 U.S.C. (7401 et. seq.); amendments to the foregoing; and/or any rules and regulations promulgated thereunder.  Such damages, costs, liabilities, and expenses shall include such as are finally assessed by any regulating and/or administering agency, or incurred by any ground lessor or master lessor of the Project, the holder of any Mortgage or Dead of Trust on the Project, and/or any successor of the Landlord named herein.  This indemnity shall include (a) claims of third parties, including governmental agencies, for damages, fines, penalties, response costs, monitoring costs, injunctive or other relief; (b) the costs, expenses or losses resulting from any injunctive relief, including preliminary or temporary injunctive relief; (c) the expenses, including fees of attorneys and experts, of reporting the existence of Hazardous Substances to any governmental agency as required by applicable laws and regulations; and (d) any and all expenses or obligations, including attorney’s and paralegal fees, incurred at, before and after any trial or appeal therefrom or review thereof, or an administrative proceeding or appeal therefrom or review thereof, whether or not taxable as costs, including, without limitation, attorney’s fees, paralegal fees, witness fees (expert and otherwise), deposition costs, photocopying and telephone charges and other expenses related to the foregoing, all of which shall be paid by Tenant to Landlord when such expenses are accrued.  This indemnity shall survive the expiration or earlier termination of the term of the Lease or the termination of Tenant’s right of possession and be fully enforceable thereafter.  Notwithstanding anything in this Lease to the contrary, Tenant shall have no liability for any Hazardous Substances on, about, under or proximate to the Premises, Project or the Project that were not created by or brought onto the Project by Tenant, its agents or invitees.

e.                                       Information.  Tenant shall provide Landlord with any and all information regarding Hazardous Substances in the Premises, including contemporaneous copies of all filings and reports to governmental entities, and any other information requested by Landlord.  In the event of any accident, spill or other incident involving Hazardous Substances, Tenant shall immediately report the same to Landlord and supply Landlord with all information and reports with respect to the same.  All information described herein shall be provided to Landlord regardless of any claim by Tenant that it is confidential or privileged.

29.                               WORK LETTER.  Attached hereto as Exhibit D is the work letter governing preparation of the Premises for occupancy hereunder.

30.                               OPTION TO EXTEND THE TERM.

a.                                      Option.  Tenant shall have the option to extend the term of the Lease for up to two (2) consecutive additional five (5) year periods, commencing on the day following the Expiration Date of the initial term or the first extension term, as the case may be (“Extended Term”), upon the same terms, covenants and conditions of the Lease, except that the Base Monthly Rent for the Extended Term shall be as determined pursuant to this Section 30.  Tenant’s option to extend the term of the Lease may be exercised only by Tenant delivering to Landlord written notice of such exercise (“Exercise Notice”) no later than two hundred seventy (270) days prior to the Expiration Date of the initial term or of the first Extended Term, as the case may be, and once given, such Exercise Notice shall be irrevocable.

b.                                      Rent During Extended Term.  If Tenant exercises its option to extend the term pursuant to the terms and conditions of Section 30.a., then the Base Monthly Rent for the Extended Term shall be one hundred percent (100%) of the fair market rental value of the Premises (“Market Rent”), as defined below; provided, however, that the Base Monthly Rent for the first year of the Extended Term shall not be less than the Base Monthly Rent in effect during the last lease year of the expiring initial term or first Extended Term, as the case may be, and Base Monthly Rent for the first year of the first Extended Term shall not be increased by more than eighteen percent (18%) of the Base Monthly Rent in effect during the last lease year of the expiring initial term.  There are no limits to an increase in Base Monthly Rent for the first year of the second Extended Term.

c.                                       Market Rent.  The term “Market Rent” shall mean the going market rental as of the date of the commencement of the Extended Term for similar space in the area where the Premises are located, taking into consideration the location, size and condition of the Premises, the existing improvements to the Premises, and the permitted uses of the Premises for a tenant proposing to sign a five (5) year lease.  The “Market Rent” shall be expressed as an amount of Base Monthly Rent for the first year of such Extended Term which shall then be increased by a 1.8% factor each 12 months during the Extended Term in the same manner as provided in Section 1 of this Lease on each anniversary of the commencement of the Extended Term.

(1)         Negotiation.  Commencing from the date that notice of Tenant’s exercise of the option to extend the term is delivered to Landlord, and continuing thereafter for thirty (30) days (“Negotiation Period”), the parties shall negotiate in good faith to agree upon the Market Rent.  If the parties are unable to agree on the Market Rent prior to the expiration of the Negotiation Period, the matter shall be submitted into appraisal pursuant to terms and conditions set forth below.

(2)         Appraisal.

(a)         Two Appraisers.  Within fifteen (15) days after the expiration of the Negotiation Period, each party, at its own cost and by giving written notice to the other party, shall appoint an independent real estate appraiser who has not previously worked directly or indirectly with either party during the prior five year period, with a membership in the Appraisal Institute and at least five (5) years’ full-time commercial appraisal experience in the area where the Premises is located, to appraise and determine the Market Rent (i.e., the rate to be in effect for the first year of the Extended Term and then to be adjusted annually as provided above).  If, in the time provided, only one (1) party shall give written notice of appointment of an appraiser, the single appraiser appointed shall determine the Market Rent.  If two (2) appraisers are appointed by the parties, the two (2) appraisers shall independently, and without consultation, prepare an appraisal of the Market Rent within thirty (30) days after the expiration of the fifteen (15) day period following expiration of the Negotiation Period.  Each appraiser shall seal its respective appraisal after completion.  After both appraisals are completed, the resulting appraisals of the Market Rent shall be opened and compared.  If the value of the appraisals differ by no more than ten percent (10%) of the value of the higher appraisal, then the Market Rent shall be the average of the two (2) appraisals.

(b)         Three Appraisers.  If the values of the appraisals differ by more than ten percent (10%) of the value of the higher appraisal, then within ten (10) days after the date the appraisals are compared, the two (2) appraisers selected by the parties shall appoint a third similarly qualified appraiser.  If the two (2) appraisers fail to so select a third appraiser, a third similarly qualified appraiser shall be appointed at the request of either Landlord or Tenant by the then presiding judge of the lowest state court of general jurisdiction within the county in which the Premises is located.  The third appraiser shall then issue his or her appraisal of Market Rent within thirty (30) days after appointment.  The Market Rent conclusively shall be the average of the two appraisals closest to each other.

(3)         Costs.  Each party shall pay the fees and expenses of their own appraiser, and fifty percent (50%) of the fees and expenses of, and the cost of appointing, the third appraiser.

(4)         Criteria.  Subject to the criteria set forth above, the Market Rent shall be determined using the “market comparison approach” (i.e., by reference to the rental rates of comparable properties in reasonable proximity to the Premises, adjusted for differences), and shall exclude the value of the alterations and improvements made by Tenant, including the office improvements, clean rooms, and Tenant’s trade fixtures, equipment and personal property.  The appraisers shall use their best efforts to fairly and reasonably appraise and determine the Market Rent in accordance with the terms of the Lease, and shall not act as advocates for either Landlord or Tenant.

(5)         Limitation on Appraisers’ Authority.  The appraisers shall have no power to modify the provisions of this Lease, and their sole function shall be to determine the Market Rent in accordance with this Section.

d.                                      Contingency Procedure.  If, for any reason, the Base Monthly Rent to be paid during the Extended Term is not determined prior to the first day of the Extended Term, this Lease shall nevertheless remain in effect, and during the interim period until such rental rate is finally determined, Tenant shall pay Base Monthly Rent in an amount equal to the amount which was scheduled to be paid for the final full month of the initial term.  Any accrued payment shortage or overage, together with interest at the prime rate of interest on unpaid amounts from the applicable dates, shall be paid within ten days of the determination of the new rental rate.

e.                                       Personal Nature of Option.  The options to extend this Lease are personal to Tenant and may not be assigned by Tenant, either separately or in connection with an assignment of this Lease except as part of an assignment of this Lease in accordance with section 18c above.  Except as noted in the preceding sentence, upon any assignment of this Lease, the right to exercise the options to extend shall terminate.  The right to exercise the options to extend shall also terminate upon the termination of this Lease or of Tenant’s right of possession and the option to extend may not be exercised at any time that Tenant is in default; provided, if the option to extend shall have been exercised prior to a termination for default, then the calculation of damages upon such termination shall include damages with respect to the Extended Term.

f.                                        Amendment to Lease.  If Tenant exercises the option to extend this Lease, Landlord and Tenant shall execute and deliver an amendment to this Lease setting forth such fact and the amount of Base Monthly Rent payable during the Extended Term.  At that time, Tenant and Landlord shall adjust the security deposit to equal the same respective percentages of the then calculated last month’s Base Monthly Rent as was previously in effect.

31.                               QUIET ENJOYMENT.  Upon Tenant paying the rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all provisions of this Lease.

EXHIBIT D

WORK LETTER — TENANT IMPROVEMENT ALLOWANCE/REIMBURSEMENT

THIS WORK LETTER is a part of that certain Lease dated  May 21, 2013 by and between the undersigned Landlord and the undersigned Tenant. The capitalized, defined terms used in the Lease shall have the same meanings when used herein. In the event of any inconsistency between the provisions of this Work Letter and those of the Lease, the provisions of this Work Letter shall govern the rights of the parties; provided, however, nothing contained in this Work Letter shall diminish the protections afforded to Landlord pursuant to Sections 14 and 26 of the Lease.

1.                                      Construction Provisions.

1.1                               Building Shell.  The Building shell and improvements are fully completed.  Landlord shall deliver possession of the Premises with the Building shell and improvements in their present “AS IS” condition.  The tenant improvements if any are to be installed in the Premises by Tenant at Tenant’s cost and such tenant improvements shall be designed and constructed as set forth below by the Tenant.

1.2                               Plans and Specifications.  —Landlord shall provide full set of detailed construction drawings as the Landlord may have on-hand to Tenant no later than the date this agreement is executed.

1.2.1                     Final Plans and Specifications.  In the event Tenant desires to modify the Premises Tenant shall submit to the Landlord Tenants plans; however in not event shall such Plans diminish the amount of total office square footage of 7,205 sqft nor reduce the rent calculated in Section 1 above.

1.2.2                     Changes.  All Tenant Improvement Work to be completed by Tenant Premises is delivered AS-IS.

1.2.3                     Exterior Striping of Building.  Tenant shall have the opportunity however not the obligation to repaint the exterior green and gray painting (stripes, doors, awnings, etc.) on the Project; Tenant permitted to paint stripes blue and/or white, and doors and awnings gray or white .  Tenant shall use the services of WB Painting together with the exact same coatings product(s) recently utilized by WB Painting for such work in order to maintain a consistent warranty of recent exterior painting completed on Building D-1.  Tenant may solicit other proposals from other painting contractors for such work including the utilization of the exact same coatings product(s) recently utilized by WB Painting in order to confirm the competiveness of the pricing of WB Painting, and WB Painting shall match the average price from two other bidders if the average is lower than WB Painting’s pricing,.  Landlord will assist in coordination of said stripe repainting.

1.3                               Construction Obligation.  All Tenant Improvement Work to be completed by Tenant.  Premises delivered AS-IS.

1.4                               Timing and Delays.

1.4.1                     Target Substantial Completion Date.  Premises delivered to Tenant AS-IS on May 13, 2013 broom cleaned.

1.4.2                     Delays.  Not Applicable

1.4.3                     Remedies for Landlord Delay.  In the event, Landlord is unable to deliver the Premises by May 14, 2013 due to circumstances beyond Landlord’s control, Landlord shall not be deemed in default nor shall the Lease terminate; in such event, the Commencement Date shall be adjusted accordingly to the time of delivery to Tenant however in no event shall any delay be extended beyond sixty (60) days following May 13, 2013.

1.5                               Completion and Inspection.  Not Applicable — Premises delivered AS-IS

1.5.1                     Substantial Completion Date.  Premises are fully completed delivered AS-IS

1.5.2                     Inspection and Creation of Punch list.  Not Applicable — Premises delivered AS-IS

1.5.3                     Performance of Punch list Work; Final Completion.  All work by Landlord is fully complete.  Premises delivered AS-IS.

1.5.4                     Estoppel Certificate.  Upon request by Landlord made from time to time Tenant shall execute and deliver to Landlord an Estoppel Certificate; noting that the Lease is in full force and effect.

1.6                               Costs.

1.6.1                     Definition.  The term “Costs” means and includes all costs and expenses incurred by Landlord in connection with the design and construction of the Tenant Improvements, including but not limited to the costs of labor, materials, permits and fees, general conditions, architect fees, development fees, attorneys fees, other professional fees, profit, and construction management expenses.

1.6.2                     Reimbursement of Costs.  Landlord shall reimburse Tenant the amount of Three Dollars and 50/100 ($3.50) per sqft calculated on the shell square footage of 9,350 sqft for a total amount of Thirty Two Thousand Seven Hundred Twenty Five Dollars and no/100 ($32,725.00) plus the amount of Eight Thousand One

TENANT: nLIGHT Photonics, Corp; a Delaware Corporation		LANDLORD: Aspen Hinton, LLC

/s/ David Schaezler		/s/ Mark Hinton

By:	Daniel Schaezler	By:	Mark Hinton
Its:	CFO	Its:	Member Manager

EXHIBITS

A — Premises, Parking Map
A-1 Premises
B — Project
C — Signs
D — Work Letter, Exhibit E Rules and Regulations

Tenant’s Notary

STATE OF WASHINGTON )
) ss.
County of Clark )

On this 21st   day of  May, 2013 before me, the undersigned, a Notary Public in and for the state of Washington, duly commissioned and sworn, personally appeared David Schaezler, known to be the CFO  of  nLIGHT Photonics Corporation  the corporation that executed the foregoing instrument, and acknowledged the instrument to be the free and voluntary act and deed of that corporation for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute the instrument on behalf of the corporation.

WITNESS my hand and official seal hereto affixed the day and year first above written.

/s/ Stephanie Ann Leach
NOTARY PUBLIC for the State of Washington
My Commission Expires: May 14, 2014

Landlord’s Notary

STATE OF WASHINTON	)
) ss.
County of Clark	)

On this  22  day of  May, 2013 before me, the undersigned, a Notary Public in and for the state of Washington, duly commissioned sworn, personally appeared  Mark Hinton  known to be the  MEMBER MANAGER  of  ASPEN HINTON, LLC, the Limited Liability Company that executed the foregoing instrument, and acknowledged the instrument to be the free and voluntary act and deed of that Limited Liability Company for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute the instrument on behalf of the Limited Liability Company.

WITNESS my hand and official seal hereto affixed the day and year first above written.

/s/ Robert Hinton
NOTARY PUBLIC for the State of Washington
My Commission Expires: 5/3/14

Hundred Eight Dollars ($8,108) to be utilized in the construction of the Demising wall between Bay l and Bay 2; such Demising wall, shall be constructed with minimum of 18 gauge full length steel studs, sheet rocked and fired taped on both sides from slap to under structure with R19 batt insulation (full height and width of the demising wall) such amount shall be reimbursed to Tenant upon notice provided to Landlord and after thirty (30) days of occupancy by Tenant of the Premises.  Tenant shall have utilized such funds for painting of the building exterior and interior office spaces, demising wall, floor coverings, shell and office HVAC, shell and office electrical distribution equipment and wiring, lighting, security systems, and fire safety systems, clean-room, fixtures and other repairs and updates to the interior of the Premises.  Tenant shall provide an accounting of such work completed to Landlord together with the notice of request for reimbursement.

2.                                      Commencement Date.

Notwithstanding any other provision of the Lease, the term of this Lease shall commence upon the “Commencement Date.”  The Commencement Date is May 21, 2013.

LANDLORD:	Aspen Hinton, LLC, a Washington limited liability company

	By:	/s/ Mark Hinton

Mark Hinton

	Its:	Member/Manager

TENANT: nLIGHT Photonics, a Delaware Corporation

	By:	/s/ David Schaezler

	Its:	CFO

EXHIBIT 1

DRAWINGS

PROVIDED IN FULL SIZE TO TENANT